UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2019

Cross Country Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-33169	13-4066229
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)
5201 Congress Avenue, Suite 100B, Boca Raton, FL 33487
(Address of Principal Executive Office) (Zip Code)

(561) 998-2232
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CCRN	The NASDAQ Stock Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01   Entry into a Material Definitive Agreement.

On October 25, 2019, Cross Country Healthcare, Inc. (the Company) entered into a new $120.0 million senior secured asset-based credit facility (the ABL), by and among the Company and certain of its domestic subsidiaries, as borrowers or guarantors, Wells Fargo, PNC Bank N.A., as well as other Lenders from time to time parties thereto. The initial amounts drawn on the new ABL included funds to repay its outstanding borrowings of $75.4 million under its prior credit facility (Existing Credit Agreement) and for the payment of fees, expenses, and accrued interest, as well as to backstop and replace $20.6 million in outstanding letters of credit. The remaining availability will be used for general corporate purposes. Additionally, the facility contains an uncommitted accordion provision to increase the amount of the facility by an additional $30.0 million.

The ABL provides for a five-year revolving credit facility, including a sublimit for swing loans up to $15.0 million and a $35.0 million sublimit for standby letters of credit. Availability of the ABL commitments is subject to a borrowing base of up to 85% of secured eligible accounts receivable, subject to adjustment at certain quality levels, plus an amount of supplemental availability, initially equal to $16.9 million, and reducing over time in accordance with the terms of the definitive loan agreement for the ABL (the Loan Agreement), minus customary reserves, and subject to customary adjustments. As of the closing, the amount of the borrowing base was $119.3 million. Revolving loans and letters of credit issued under the Loan Agreement reduce availability under the ABL on a dollar-for-dollar basis.

Borrowings under the ABL generally bear interest at a variable rate based on either LIBOR or Base Rate plus an applicable margin, subject to monthly pricing adjustments, pursuant to a pricing matrix based on the Company’s excess availability under the revolving credit facility. In addition, the facility is subject to an unused fee, letter of credit fees and an administrative fee. The Loan Agreement contains various restrictions and covenants applicable to the Company and its subsidiaries, including a covenant to maintain a minimum fixed charge coverage ratio. Obligations under the ABL are secured by substantially all the assets of the borrowers and guarantors under the ABL, subject to customary exceptions.

The Loan Agreement also contains customary events of default. If an event of default under the Loan Agreement occurs and is continuing, then the administrative agent or the requisite lenders may declare any outstanding obligations under the Loan Agreement to be immediately due and payable. In addition, if the Company or any of its subsidiaries becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, than any outstanding obligations under the Loan Agreement will automatically become due and payable.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is attached herewith as Exhibit 10.1 and incorporated herein by reference.

Item 1.02   Termination of a Material Definitive Agreement.

On October 25, 2019, the Company terminated its Existing Credit Agreement by and among Cross Country Healthcare, Inc., as borrower and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender, BMO Harris Bank N.A. as Syndication Agent and Lender, Bank United N.A., and Bank of America, N.A. and Fifth Third Bank as Co-Documentation Agents and Lenders, and Cadence Bank, First Tennessee Bank and SunTrust Bank, as Lenders.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is incorporated into this Item 2.03 by reference.
Item 9.01   Financial Statements and Exhibits
(d) Exhibits

Exhibit	Description

99.1	Press Release issued by the Company on October 28, 2019
10.1
ABL Credit Agreement dated as of October 25, 2019 by and among Cross Country Healthcare, Inc. and certain of its domestic subsidiaries as borrowers or guarantors, Wells Fargo, and PNC Bank N.A. as well as other Lenders from time to time parties thereto

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
CROSS COUNTRY HEALTHCARE, INC.

		By:	/s/ William J. Burns
William J. Burns
Dated:	October 28, 2019		Executive Vice President, Chief Financial Officer